EXHIBIT 4.2

SERIES B
PREFERRED STOCK CERTIFICATE


Certificate No. _______ Shares ______


SWISS TECHNIQUE, INC
(A Nevada Corporation)

Series B Preferred Stock, $.001 par value;
100,000 shares authorized


This certifies that __________________________________ is the owner of _____________ shares of Series B preferred Stock of Swiss Technique, Inc., fully paid and nonassessable, transferable only on the books of the Corporation in person or by duly authorized attorney upon the surrender of this certificate properly endorsed, and subject to the designations, rights, voting powers, preferences and the other rights or restrictions set forth hereon.

		Witness the seal of the Corporation and the signature of its authorized officers.
	DATED this ______ day of 1991.
	SWISS TECHNIQUE, INC.


		1.  Voting Rights.
The holders of record of said shares of Series B Preferred Stock shall be entitled to one vote per share at all meetings of, shareholders of the Corporation. The holders of record shares of the Series B Preferred Stock shall vote such shares together with the holders of the Corporation's Common Stock, and not as a separate class.

		2.  Liquidation' Rights.
In case of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary or in any instance, the holders of record of shares of the Series B Preferred Stock then outstanding shall be entitled to participate in the distributions, either in cash or in kind, of the assets of the corporation on a priority basis but only to, the extent of outstanding shares of Preferred Stock multiplied by its par value per share.

		3.  Annual Dividends.
The Corporation shall pay an annual dividend of $0.l5 per share of outstanding Series B Preferred Stock payable on a quarterly basis within 45 days after each calendar quarter.

		4.  Other Dividends
The holders of record of shares of the Series B Preferred Stock outstanding shall not be entitled to receive other dividends.

            5.  Optional Conversion
The Series B Preferred Stock shall convertible in whole or in part at the option of the holder thereof to common stock of the Corporation on the basis of one Series B Preferred share for one common share at any time. The conversion rights shall be automatically adjusted to reflect any common stock splits.

	     6.  Mandatory Redemption.
The corporation must redeem, at $l.00 per share, plus accrued dividends, all unconverted outstanding shares of Series B Preferred Stock which are outstanding at the close of business on ___________ or as soon as practicable after said date.

	     7.  Other Matters.
The holders of the shares of Series B Preferred Stock will have no pre-emptive, redemption or other rights other that as established by applicable corporate law.


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